Exhibit 99.3

RITE AID CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the pending acquisition of EnvisionRx by Rite Aid and the related financing transactions. The acquisition of EnvisionRx will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). The unaudited pro forma condensed combined financial information set forth below give effect to the following:

•                                                             The acquisition of EnvisionRx, including the Notes issued hereby to finance the cash portion of the consideration for the acquisition and the issuance of Rite Aid common stock, using the acquisition method of accounting;

•                                                             the amendment and restatement of the Senior Credit Facility, which, among other things, increased borrowing capacity from $1.795 billion to $3.0 billion (increasing to $3.7 billion upon the repayment of the 8.00% Notes, and extended the maturity to January 2020 from February 2018; and

•                                                            the use of borrowings under the amended and restated Senior Credit Facility to repay and retire all of the $1.147 billion outstanding under Rite Aid’s Tranche 7 Senior Secured Term Loan due 2020, along with associated fees and expenses.

The unaudited pro forma condensed combined balance sheet has been prepared as if the above occurred on November 29, 2014 and on November 30, 2013 for purposes of the unaudited pro forma condensed combined statement of operations. References to financial results through the 52 weeks ended November 29, 2014 have been calculated by subtracting the data for the 39 weeks ended November 30, 2013 from the data for the 52 weeks ended March 1, 2014, and adding the data for the 39 weeks ended November 29, 2014.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

•                                                             separate audited consolidated financial statements of Rite Aid as of and for the year ended March 1, 2014, included in Rite Aid’s Annual Report on Form 10-K for the year ended March 1, 2014;

•                                                             separate unaudited consolidated financial statements of Rite Aid as of and for the 39 weeks ended November 29, 2014 and November 30, 2013 and the related notes, included in Rite Aid’s Quarterly Report on Form 10-Q for the quarter ended November 29, 2014; and

•                                                             separate audited consolidated financial statements of EnvisionRx as of and for the year ended December 31, 2014 and the related notes, filed as Exhibit 99.4 to this 8-K.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition of EnvisionRx or the related financing transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. The pro forma financial information is also not prepared in accordance with Regulations S-X as it includes certain adjustments not related to the acquisition and presents periods that represent a combination of portions of two fiscal years.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under GAAP. The accounting for the acquisition of EnvisionRx is dependent upon certain valuations that are provisional and are subject to change. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Rite Aid’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition of EnvisionRx or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The unaudited pro forma condensed combined financial statements also do not include certain pro forma adjustments for EnvisionRx’s prior acquisitions.

(Dollars in thousands)

	Rite Aid Historical 52 weeks ended November 29, 2014	Envision Historical for the year ended December 31, 2014	Preliminary Pro Forma Adjustments for Transactions		Total
Revenues	$26,277,907	$4,071,402	$(268,098	)(1)	$30,081,211
Cost of goods sold	18,771,320	3,832,928	(268,098	)(1)	22,336,150
Selling, general and administrative expenses	6,693,986	144,886	37,088	(2)(5)	6,875,960
Depreciation and amortization	—	30,198	(30,198	)(2)	—
Lease termination and impairment charges	37,931	—	—		37,931
Interest expense	401,162	52,185	49,286	(3)	502,633
Loss on debt retirements, net	18,512	—	—		18,512
Gain on sale of assets, net	(2,128)	—	—		(2,128)
Income (loss) before income taxes	357,124	11,205	(56,176)		312,153
Income tax expense (benefit)	27,606	(367)	(21,909	)(4)	5,330
Net income (loss)	$329,518	$11,572	$(34,267)		$306,823

These unaudited pro forma condensed combined financial statements contain estimated adjustments to be made upon completion of the financing and consummation of the Transactions which are based on information available to our management at the time this Form 8-K was prepared. Accordingly, the adjustments are subject to change and the impact of such changes may be material. See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Rite Aid will account for the EnvisionRx acquisition using the acquisition method of accounting. The pro forma adjustments reflect preliminary estimates of the purchase price allocation, which are expected to change upon finalization of appraisals and other valuation studies. The final allocation will be based on the actual purchase price and the assets and liabilities that exist as of the date of the EnvisionRx acquisition. The final allocation may also result in deferred taxes for which information is not currently available. The final adjustments could be materially different from the unaudited pro forma adjustments presented herein.

The unaudited pro forma condensed combined statement of operations also includes certain accounting adjustments related to the acquisition that are expected to have a continuing impact on the combined results, such as increased depreciation and amortization of the acquired tangible and intangible assets, increased interest expense on the debt expected to be incurred to complete the acquisition, amortization of deferred financing fees and the tax impact of these pro forma adjustments.

The unaudited pro forma combined statement of operations does not reflect certain adjustments that are expected to result from the acquisition because they are considered to be of a non-recurring nature. These include transaction costs expected to be incurred related to the acquisition.

Rite Aid expects to realize synergies following the acquisition that are not reflected in the pro forma adjustments. No assurance can be given with respect to the ultimate level of such synergies and the timing of their realization.

Following the acquisition, Rite Aid will conduct a review of EnvisionRx’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of EnvisionRx’s results of operations or reclassification of assets or liabilities to conform to Rite Aid’s accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, Rite Aid was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to Rite Aid’s financial presentation, and accordingly, this unaudited pro forma condensed combined financial information do not assume any material differences in accounting policies between the two companies.

(1)         Represents the elimination of intercompany revenues and cost of goods sold for the 52 week period ended November 29, 2014. These amounts represent actual payments made to Rite Aid for dispensing prescription drugs to EnvisionRx plan members for the 52 weeks ended November 29, 2014.

(2)         Represents the reclassification of depreciation and amortization expense as reported by EnvisionRx for the 52 week period ended December 31, 2014 to conform to Rite Aid’s presentation. Rite Aid records substantially all depreciation and amortization in selling, general and administrative expenses.

(3)         Represents the estimated incremental interest expense after giving effect to (i) the issuance of $1.8 billion aggregate principal amount of notes offered hereby based on an interest rate of 6.25%. A 0.25% variance in the interest rate would change interest expense by approximately $4.5 million; (ii) the amortization of the related fees and expenses; (iii) the amendment and restatement of our Senior Credit Facility in January 2015, which increased the maximum commitment under the Senior Credit Facility to $3.0 billion (with the option to increase to $3.7 billion upon the repayment of the $650 million aggregate principal amount outstanding under our 8.00% Notes) and extended the term of the Senior Credit Facility to January 2020; and (iv) the repayment and retirement of all of the $1.147 billion outstanding under our Tranche 7 Senior Secured Term Loan due 2020, along with associated fees and expenses, with borrowings under the amended and restated Senior Credit Facility, calculated as follows:

		Preliminary Pro Forma 52 weeks ended November 29, 2014
Rite Aid historical interest expense for the fifty-two week period ended November 29, 2014		$401,162
(a)	Incremental estimated annual interest expense related to the issuance of $1.8 billion aggregate principal amount of notes offered hereby ($1.8 billion at 6.25%)	112,500
(b)	Estimated full year amortization of anticipated debt issuance costs associated with the issuance of the $1.8 billion aggregate principal amount of notes offered hereby (Approximately $36.1 million of debt issuance fees amortized over 7 years)	5,157
(c)	Annualized anticipated interest savings generated from the repayment of all of the $1.147 billion outstanding under our Tranche 7 Senior Secured Term Loan due 2020 with borrowings under the amended and restated Senior Credit Facility	(20,000)
(d)	Estimated full year amortization of anticipated debt issuance costs associated with the amendment and restatement of our Senior Credit Facility (Approximately $19.1 million of debt issuance costs amortized over 5 years)	3,814
Preliminary pro forma interest expense for the 52 week period ended November 29, 2014		$502,633

The preliminary pro forma interest expense for the 52 week period ended November 29, 2014 excludes incremental interest associated with the $75.9 million of debt issuance costs and transaction fees and expenses that are expected to be funded by our Senior Credit Facility as those borrowings are expected to be repaid with cash in the near term.

(4)         Represents the income tax benefit related to the preliminary pro forma adjustments for the acquisition based on an estimated statutory income tax rate of 39%.

(5)         Represents the preliminary pro forma incremental amortization resulting from the preliminary fair value adjustments resulting from the preliminary purchase price allocation determined as follows:

Total pro forma incremental amortization adjustment	Pro Forma Incremental Amortization Adjustment
Additional incremental amortization associated with increased fair value of customer relationships and claims adjudication and other software(a)	$11,832
Reduction of incremental amortization associated with decreased fair value of patents, trademarks and other items	(4,942)
Pro forma incremental amortization adjustment	$6,890

(a)         The incremental amortization resulting from the preliminary allocation of the purchase price is preliminary and is based on information available to our management at the time this offering memorandum was prepared. Accordingly, the incremental amortization is subject to change and the impact of such changes may be material.

RITE AID CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(Dollars in thousands)

	Rite Aid Historical as of November 29, 2014	Envision Historical as of December 31, 2014	Preliminary Pro Forma Adjustments for Transactions		Total
Assets
Current assets:
Cash and cash equivalents	$232,954	$114,022	—		$346,976
Investments, at amortized cost	—	6,564	—		6,564
Accounts receivable, net	996,545	648,947	$(27,354	)(1)	1,618,138
Accrued receivables	—	101,353	—		101,353
Inventories, net of LIFO reserve of $1,023,213	2,997,595	6,140	—		3,003,735
Prepaid expenses and other current assets	132,873	6,047	—		138,920
Total current assets	4,359,967	883,073	(27,354)		5,215,686
Property, plant and equipment, net	2,062,376	12,894	—		2,075,270
Goodwill	76,124	424,401	693,079	(2)	1,193,604
Other intangibles, net	420,415	720,872	84,128	(3)	1,225,415
Deferred tax assets	—	940	—		940
Other assets	267,104	24,221	33,271	(4)	324,596
Total assets	$7,185,986	$2,066,401	$783,124		$10,035,511
Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$111,613	$5,262	$(5,262	)(5)	$111,613
Accounts payable	1,205,887	480,247	(27,354	)(1)	1,658,780
Accrued salaries, wages and other current liabilities	1,147,174	357,592	—		1,504,766
Total current liabilities	2,464,674	843,101	(32,616)		3,275,159
Long-term debt, less current maturities	5,673,591	738,256	1,156,732	(5)	7,568,579
Lease financing obligations, less current maturities	65,483	—	—		65,483
Other noncurrent liabilities	774,896	5,769	—		780,665
Total liabilities	8,978,644	1,587,126	1,124,116		11,689,886
Commitments and contingencies
Stockholders’ deficit:
Common stock	981,773	—	27,862	(6)	1,009,635
Additional paid-in capital	4,502,631	—	172,138	(6)	4,674,769
Members’ equity	—	479,275	(479,275	)(7)	—
Accumulated deficit	(7,241,707)	—	(61,717	)(7)	(7,303,424)
Accumulated other comprehensive loss	(35,355)	—	—		(35,355)
Total stockholders’ deficit	(1,792,658)	479,275	(340,992)		(1,654,375)
Total liabilities and stockholders’ deficit	$7,185,986	$2,066,401	$783,124		$10,035,511

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

(1)         Represents actual amounts due to Rite Aid for dispensing prescription drugs to EnvisionRx plan members as of November 29, 2014.

(2)         Represents the goodwill resulting from the acquisition. Please see note 3) below for the preliminary purchase price allocation. The preliminary purchase price allocation is subject to change, and the impact of such changes may be material.

(3)         Represents the fair value adjustments resulting for the purchase price allocation determined as follows.

The following allocation of the purchase price is preliminary and is based on information available to our management at the time this offering memorandum was prepared. Accordingly, the allocation is subject to change and the impact of such changes may be material.

Preliminary Purchase Price Allocation
The preliminary purchase price allocation is as follows:
Preliminary purchase price:
Cash consideration	$1,800,000
Stock consideration	200,000
Total	$2,000,000
Preliminary purchase price allocation
Cash, cash equivalents and investments	$120,586
Accounts receivable, net	648,947
Accrued receivables	101,353
Inventories	6,140
Prepaid expenses and other current assets	6,047
Property, plant and equipment, net	12,894
Goodwill	1,117,480
Other intangibles, net	805,000
Other assets	25,161
Total assets acquired	2,843,608
Accounts payable	(480,247)
Accrued expenses	(357,592)
Total current liabilities assumed	(837,839)
Other noncurrent liabilities	(5,769)
Total liabilities assumed	(843,608)
Net assets acquired	$2,000,000
The preliminary composition of other intangibles, net as of November 29, 2014 are as follows:
Subject to amortization:
Customer relationships	$573,000
Claims adjudication and other software	55,000
Non-competition agreements	10,000
638,000
Indefinite-lived intangible assets:
CMS license	90,000
Trade names	77,000
167,000
Preliminary total other intangibles acquired	$805,000

(4)         Represents the anticipated increase in capitalized debt issuance costs after giving effect to (a) the issuance of $1.800 billion aggregate principal amount of notes offered hereby, (b) the amendment and restatement of our Senior Credit Facility in January 2015, which increased the maximum commitments up to $3.0 billion (increasing to $3.7 billion upon the repayment of the $650 million aggregate principal amount outstanding under our 8.00% Notes) and extended the term to January 2020, and (c) the repayment of all outstanding

EnvisionRx indebtedness and write-off of the related capitalized debt issuance costs outstanding as of December 31, 2014, calculated as follows:

		Preliminary Pro Forma as of November 29, 2014
(a)	Anticipated debt issuance costs to be capitalized associated with the issuance of the $1.8 billion aggregate principal amount of notes offered hereby—approximately $36.1 million	$36,100
(b)	Anticipated debt issuance costs to be capitalized associated with the issuance of the amendment and restatement of our Senior Credit Facility—approximately $19.1 million	19,071
(c)	Write-off of the EnvisionRx capitalized debt issuance costs as of December 31, 2014 due to the repayment of all outstanding EnvisionRx indebtedness upon consummation of the acquisition	(21,900)
	Preliminary pro forma anticipated adjustment to other assets for debt issuance cost related items as of November 29, 2014	$33,271

(5)         Represents the anticipated impact on short-term and long-term indebtedness after giving effect to (a) the issuance of $1.800 billion aggregate principal amount of notes offered hereby, (b) the payment of anticipated debt issuance costs and other transaction fees and expenses, (c) the amendment and restatement of our Senior Credit Facility in January 2015, which increased the maximum commitments up to $3.0 billion (increasing to $3.7 billion upon the repayment of the $650 million aggregate principal amount outstanding under our 8.00% Notes) and extended the term to January 2020, (d) the repayment and retirement of all of the $1.147 billion outstanding under our Tranche 7 Senior Secured Term Loan due 2020, along with associated fees and expenses, with borrowings under the amended and restated Senior Credit Facility, calculated as follows:

		Preliminary Pro Forma as of November 29, 2014
Rite Aid historical outstanding indebtedness as of November 29, 2014		$5,850,687
(a)	Issuance of $1.800 billion aggregate principal amount of notes offered hereby	1,800,000
(b)	Anticipated debt issuance costs and other transaction fees and expenses expected to be funded with our Senior Credit Facility	75,917
(c)	Anticipated debt issuance costs and other fees and expenses relating to the amendment and restatement of our Senior Credit Facility in January 2015, which increase the maximum commitments up to $3.0 billion (increasing to $3.7 billion upon the repayment of the $650 million aggregate principal amount outstanding under our 8.00% Notes) and extended the term to January 2020, which were funded with our Senior Credit Facility	19,071
	Preliminary pro forma short-term and long-term indebtedness, including capital leases, as of November 29, 2014	$7,745,675

(6)         Represents the issuance of 27,862,138 shares of our common stock with a market value of $200.0 million based on a stock price of $7.18 per share (as identified in the Merger Agreement) calculated as follows:

Total pro forma adjustment to common stock and additional paid-in capital	Preliminary Pro Forma as of November 29, 2014
Issuance of 27.9 million shares of Rite Aid common stock, par value $1 per share, upon consummation of the acquisition	$27,862
Increase to additional paid-in capital resulting from the issuance of 27.9 million shares of Rite Aid common stock, par value $1 per share, at an assumed price of $7.18 per share—gross value of $200.0 million (27.9 million shares at $7.18 per share) less $27.9 million allocated to common stock(a)	172,138
Aggregate increase in common stock and additional paid-in capital resulting from the issuance of 27.9 million shares of common stock in connection with the consummation of the acquisition	$200,000

(a)         The aggregate increase in additional paid-in capital is based on a share price of $7.18 and a fixed number of shares. The adjustment is based on information available to our management at the time this offering memorandum was prepared. Accordingly, the adjustment to additional paid-in capital is subject to change and the impact of such changes may be material.

(7)         Represents the aggregate pro forma adjustments for (a) the retirement of EnvisionRx equity as of December 31, 2014, (b) the write-off of anticipated EnvisionRx capitalized debt issuance costs as of December 31, 2014 due to the repayment of all outstanding EnvisionRx indebtedness upon consummation of the acquisition, (c) fees incurred in connection with bridge financing commitments, and (d) certain non-capital expenses and fees incurred in connection with the transaction, calculated as follows:

Pro forma adjustment to accumulated deficit		Preliminary Pro Forma as of November 29, 2014
(a)	Retirement of EnvisionRx equity as of December 31, 2014	$(479,275)
(b)	Write-off of the EnvisionRx capitalized debt issuance costs as of December 31, 2014 due to the repayment of all outstanding EnvisionRx indebtedness upon consummation of the acquisition	(21,900)
(c)	Fees incurred in connection with bridge financing commitments that expire upon completion of the $1.8 billion notes offered hereby	(22,500)
(d)	Certain non-capital expenses and fees incurred in connection with the transaction, including merger and acquisition consultation, legal, accounting and other professional services	(17,317)
Total pro forma adjustment to accumulated deficit		$(540,992)